Exhibit 99.1

MISTRAS Announces Third Quarter 2022 Results

Quarterly Consolidated Top-line Growth of 2.2%

Quarterly Consolidated Gross Profit Margin increase of 20 bps
Successfully completed bank refinancing, which upsized available liquidity, lowered effective credit spread and provided covenant flexibility

PRINCETON JUNCTION, N.J., November 2, 2022 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its third quarter and nine months ended September 30, 2022.

Highlights of the Third Quarter 2022*
•Revenue of $178.5 million, up 2.2%, a 5.1% increase excluding the impact of unfavorable foreign currency exchange**
•Gross profit of $53.8 million, with gross profit margin of 30.1%, a 20 basis points increase
•Income from operations of $9.1 million, essentially flat with prior year
•Net income of $4.4 million or $0.14 per diluted share, up 29.4% and 27.3%, respectively
•Adjusted EBITDA of $18.6 million, essentially flat with prior year

Highlights of the Year-to-Date 2022
•Revenue of $519.2 million, up 2.6%, a 4.8% increase excluding the impact of unfavorable foreign currency exchange**
•Gross profit of $147.2 million, essentially flat with prior year
•Interest expense of $6.8 million, a decrease of 21.9%
•Gross debt of $201.2 million and Net debt of $183.1 million

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.
** Foreign currency exchange impact is calculated by converting current period financial results in local currency, using the prior period exchange rates, and comparing this amount to the current period financial results in local currency using the current period exchange rate.

For the third quarter of 2022, consolidated revenue was $178.5 million, a 2.2% increase, but up 5.1% excluding the impact of unfavorable foreign currency exchange. Revenue growth was driven by a 5.4% increase in Services’ Segment revenue, which benefitted from the timing of energy-related projects and a continued rebound in the Aerospace and Defense industry. As a result, the Services’ Segment achieved its highest ever third quarter revenue, exceeding the previous high in the third quarter of 2019.

Third quarter 2022 consolidated gross profit increased $1.6 million compared to the prior year period, with a gross profit margin increase of 20 basis points. The improvement in gross margin was primarily due to a favorable sales mix, driven by strength in the Aerospace & Defense market.

Selling, general and administrative expenses in the third quarter of 2022 were $41.6 million, up from $39.2 million in the third quarter of 2021, primarily due to certain incremental costs incurred related to the Company’s debt refinancing, in addition to the reversal of remaining COVID-19 temporary cost reductions in August of 2021, which were initially implemented in 2020. Nevertheless, selling, general and administrative expenses remain below the pre-pandemic level of the third quarter 2019.

For the third quarter of 2022, the Company reported net income of $4.4 million or $0.14 per diluted share.

Chief Executive Officer Dennis Bertolotti commented, “This was our ninth consecutive quarter of revenue growth, led by a record Services’ segment third quarter and a 27% increase in our consolidated Aerospace & Defense revenue, both of which were the highest level since the onset of the pandemic. While our customer pricing has yet to catch up with our inflationary cost increases, we managed to nevertheless expand gross margin from a year ago. The strong US dollar continues to have an adverse effect on our international results, impacting both revenue and profitability, which would have otherwise significantly improved from a year ago assuming constant exchange rates.

Mr. Bertolotti continued, “Onstream, our inline inspection business within the midstream sector, reported its’ second consecutive, all-time high quarter. We expect growth in this business to continue through the remainder of 2022 and into 2023, due to increased production levels and the corresponding transportation and distribution activity, due to high crude oil prices.”

Mr. Bertolotti concluded, “Although inflation remains an immediate challenge, we are continuing to make progress as we actively engage with our customers, although the subsequent pricing adjustments continues to lag the current pay rate increases. Our continuing and intensifying focus on improving our overhead cost profile, coupled with ongoing recovery in our end markets, positions us to improve profitability heading into 2023. Our recently announced new credit facility allows us the flexibility to increase our investment in organic and inorganic growth initiatives. Mistras has made significant progress in strengthening our base and adapting to changes in our dynamic and expanding market. Our strategy is to capitalize on our strong brand name and unparalleled experience in our legacy markets while investing in new and evolving markets to accelerate growth. We are proud to have responsibly managed our business through some of the most historically turbulent times over the past several years, that our largest markets have ever seen. We will continue to implement and expand the necessary measures, including further calibration of our overhead costs.”

Performance by certain Segments:

Services segment third quarter revenue was $152.8 million, up 5.4% from $145.0 million in the prior year quarter. Revenue continues to reflect recovery in the Oil & Gas and Aerospace & Defense markets. For the third quarter, gross profit was $44.9 million, compared to $41.7 million in the prior year. Gross profit margin was 29.4% for the third quarter of 2022, compared to 28.8% in the third quarter of 2021. This increase of 60 basis points was due primarily to favorable sales mix, partially offset by a prior year benefit associated with Canadian wage subsidies that were available during the COVID-19 pandemic and are no longer being provided.

International segment third quarter revenues were $25.7 million, down 11.7% from $29.1 million in the prior year quarter but up 2.3% in local currencies, which represents organic growth, primarily due to increased opportunities in a recovering Aerospace & Defense market. International segment third quarter gross profit margin was 29.9%, compared to 31.1% in the prior year, a 120-basis point decrease attributable to inflationary impacts prevalent in the European region, partially offset by favorable sales mix and price increases in response to these inflationary impacts.

Cash Flow and Balance Sheet
The Company’s net cash from operating activities was $10.5 million for the first nine months of 2022, compared to $22.5 million in the prior year. Free cash flow was $0.9 million for the first nine months of 2022, compared to $6.5 million in the prior year. For the third quarter of 2022, free cash flow was $0.2 million, compared to ($0.9) million in the prior year period.
Operating cash flow in the third quarter of 2022 was adversely affected by a significant build up in working capital, primarily attributable to September 2022 being the highest billing month of the year.

The Company’s net debt (total debt less cash and cash equivalents) was $183.1 million as of September 30, 2022, compared to $178.5 million as of December 31, 2021. Gross debt increased by $0.8 million during the quarter ended September 30, 2022, from $200.4 million as of June 30, 2022, to $201.2 million as of September 30, 2022.

Outlook
Updating to reflect current market conditions, the Company is adjusting its previously announced outlook for the full year 2022 and now anticipates revenue between $683 and $693 million, Adjusted EBITDA between $53 and $58 million and free cash flow between $15 and $18 million. Note that unfavorable foreign currency exchange** is expected to lower revenue and Adjusted EBITDA (after translation into U.S. Dollars), by approximately $15 million and $2 million, respectively, on a full year basis for 2022, compared to the original outlook for the year. The Company expects both operating and free cash flow to improve in the fourth quarter of 2022, not only from continued positive operating results, but also due to an anticipated decrease in working capital from September 30, 2022.

Conference Call
In connection with this release MISTRAS will hold a conference call on November 3, 2022, at 9:00 a.m. (Eastern).
To listen to the live webcast of the conference call, visit the Investor Relations section of MISTRAS Group’s website at www.mistrasgroup.com.

Note there is a new process to participate in the live question and answer session. Individuals wishing to participate may preregister at: https://register.vevent.com/register/BIe041ca5bd840444586f978d13b652b7d. Upon registering, a dial-in number and unique PIN will be provided to join the conference call.

Following the conference call, an archived webcast of the call will be available for one year by visiting the Investor Relations section of MISTRAS Group’s website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.
Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving operational and environmental excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; building real-time monitoring equipment to enable safe travel across bridges; and helping to propel sustainability, MISTRAS helps the world at large.
MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing field and in-line inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2021 Annual Report on Form 10-K dated March 14, 2022, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. The Company also used the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents and the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). A reconciliation of these non-GAAP financial measurement to the most comparable GAAP financial measurement are also set forth in tables attached to this press release. In the tables attached is also a table reconciling “Segment and Total Company Income (Loss) from operations (GAAP)

to Income before special items (non-GAAP), “Net Income (GAAP)" to "Net Income Excluding Special Items (non-GAAP)”, and “Diluted EPS (GAAP)” to “Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP financial measurement to a GAAP financial measurement.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2022	December 31, 2021
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$18,084	$24,110
Accounts receivable, net	131,396	109,511
Inventories	13,260	12,686
Prepaid expenses and other current assets	11,693	15,031
Total current assets	174,433	161,338
Property, plant and equipment, net	76,133	86,578
Intangible assets, net	50,337	59,381
Goodwill	197,433	205,439
Deferred income taxes	589	2,174
Other assets	41,521	47,285
Total assets	$540,446	$562,195
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$12,805	$12,870
Accrued expenses and other current liabilities	83,070	83,863
Current portion of long-term debt	7,365	20,162
Current portion of finance lease obligations	3,967	3,765
Income taxes payable	305	755
Total current liabilities	107,512	121,415
Long-term debt, net of current portion	193,847	182,403
Obligations under finance leases, net of current portion	9,380	9,752
Deferred income taxes	8,786	8,385
Other long-term liabilities	33,865	39,328
Total liabilities	353,390	361,283
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,842,496 and 29,546,263 shares issued and outstanding	297	295
Additional paid-in capital	242,093	238,687
Accumulated deficit	(14,335)	(17,988)
Accumulated other comprehensive loss	(41,282)	(20,311)
Total Mistras Group, Inc. stockholders’ equity	186,773	200,683
Non-controlling interests	283	229
Total equity	187,056	200,912
Total liabilities and equity	$540,446	$562,195

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenue	$178,462	$174,556	$519,155	$505,968
Cost of revenue	119,110	116,750	354,848	341,780
Depreciation	5,568	5,590	17,074	16,635
Gross profit	53,784	52,216	147,233	147,553
Selling, general and administrative expenses	41,590	39,221	124,303	118,579
Bad debt provision for troubled customers, net of recoveries	—	—	289	—
Legal settlement and insurance recoveries, net	—	—	(994)	1,030
Research and engineering	450	595	1,523	1,942
Depreciation and amortization	2,629	2,918	8,058	9,070
Acquisition-related expense, net	1	246	63	1,068
Income from operations	9,114	9,236	13,991	15,864
Interest expense	2,735	2,326	6,790	8,694
Income before provision for income taxes	6,379	6,910	7,201	7,170
Provision for income taxes	1,985	3,513	3,494	3,187
Net Income	4,394	3,397	3,707	3,983
Less: net income attributable to noncontrolling interests, net of taxes	21	17	54	28
Net Income attributable to Mistras Group, Inc.	$4,373	$3,380	$3,653	$3,955

Earnings per common share
Basic	$0.15	$0.11	$0.12	$0.13
Diluted	$0.14	$0.11	$0.12	$0.13
Weighted-average common shares outstanding:
Basic	29,965	29,619	29,879	29,550
Diluted	30,245	30,127	30,209	30,093

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Services	$152,778	$144,976	$435,251	$414,251
International	25,693	29,100	83,441	88,699
Products and Systems	3,078	3,308	8,666	9,499
Corporate and eliminations	(3,087)	(2,828)	(8,203)	(6,481)
	$178,462	$174,556	$519,155	$505,968

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Gross profit
Services	$44,869	$41,749	$118,348	$116,587
International	7,694	9,038	25,324	26,278
Products and Systems	1,189	1,422	3,514	4,655
Corporate and eliminations	32	7	47	33
	$53,784	$52,216	$147,233	$147,553

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by industry was as follows:

Three Months Ended September 30, 2022	Services	International	Products	Corp/Elim	Total
Oil & Gas	$90,578	$6,418	$35	$—	$97,031
Aerospace & Defense	16,784	4,397	112	—	21,293
Industrials	9,728	5,834	436	—	15,998
Power generation & Transmission	10,378	1,946	456	—	12,780
Other Process Industries	10,283	3,033	8	—	13,324
Infrastructure, Research & Engineering	4,936	1,784	1,150	—	7,870
Petrochemical	3,427	280	—	—	3,707
Other	6,664	2,001	881	(3,087)	6,459
Total	$152,778	$25,693	$3,078	$(3,087)	$178,462

Three Months Ended September 30, 2021	Services	International	Products	Corp/Elim	Total
Oil & Gas	$83,534	$8,548	$370	$—	$92,452
Aerospace & Defense	12,717	3,897	101	—	16,715
Industrials	10,560	6,693	336	—	17,589
Power generation & Transmission	11,412	2,615	660	—	14,687
Other Process Industries	8,819	3,035	32	—	11,886
Infrastructure, Research & Engineering	7,136	2,467	808	—	10,411
Petrochemical	4,974	72	—	—	5,046
Other	5,824	1,773	1,001	(2,828)	5,770
Total	$144,976	$29,100	$3,308	$(2,828)	$174,556

Nine Months Ended September 30, 2022	Services	International	Products	Corp/Elim	Total
Oil & Gas	$270,289	$22,018	$212	$—	$292,519
Aerospace & Defense	49,106	14,455	246	—	63,807
Industrials	28,529	17,868	1,271	—	47,668
Power generation & Transmission	22,578	6,505	1,979	—	31,062
Other Process Industries	32,217	10,305	23	—	42,545
Infrastructure, Research & Engineering	10,625	6,016	2,489	—	19,130
Petrochemical	10,056	413	—	—	10,469
Other	11,851	5,861	2,446	(8,203)	11,955
Total	$435,251	$83,441	$8,666	$(8,203)	$519,155

Nine Months Ended September 30, 2021	Services	International	Products	Corp/Elim	Total
Oil & Gas	$248,584	$26,017	$638	$—	$275,239
Aerospace & Defense	37,319	12,341	165	—	49,825
Industrials	30,621	17,736	1,081	—	49,438
Power generation & Transmission	27,019	7,776	2,249	—	37,044
Other Process Industries	27,031	9,574	76	—	36,681
Infrastructure, Research & Engineering	15,479	9,477	2,777	—	27,733
Petrochemical	16,375	191	—	—	16,566
Other	11,823	5,587	2,513	(6,481)	13,442
Total	$414,251	$88,699	$9,499	$(6,481)	$505,968

Revenue by Oil & Gas Sub-category was as follows:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Oil and Gas Revenue by sub-category
Upstream	$36,328	32,793	117,436	102,923
Midstream	28,925	30,232	86,781	82,467
Downstream	31,778	29,427	88,302	89,849
Total	$97,031	92,452	292,519	275,239

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Services:
Income from operations (GAAP)	$16,700	$16,085	$35,315	$38,991
Bad debt provision for troubled customers, net of recoveries	—	—	289	—
Reorganization and other costs	12	—	40	97
Legal settlement and insurance recoveries, net	—	—	(841)	1,650
Acquisition-related expense, net	—	246	45	1,034
Income from operations before special items (non-GAAP)	$16,712	$16,331	$34,848	$41,772
International:
Income from operations (GAAP)	$814	$1,169	$2,678	$2,158
Reorganization and other costs	(15)	(2)	(114)	124
Income from operations before special items (non-GAAP)	$799	$1,167	$2,564	$2,282
Products and Systems:
Loss from operations (GAAP)	$(333)	$(281)	$(1,334)	$(653)
Reorganization and other costs	—	—	—	27
Loss from operations before special items (non-GAAP)	$(333)	$(281)	$(1,334)	$(626)
Corporate and Eliminations:
Loss from operations (GAAP)	$(8,067)	$(7,737)	$(22,668)	$(24,632)
Loss on debt modification	693	—	693	278
Legal settlement and insurance recoveries, net	—	—	(153)	(620)
Reorganization and other costs	133	—	139	—
Acquisition-related expense, net	1	—	19	34
Loss from operations before special items (non-GAAP)	$(7,240)	$(7,737)	$(21,970)	$(24,940)
Total Company:
Income from operations (GAAP)	$9,114	$9,236	$13,991	$15,864
Bad debt provision for troubled customers, net of recoveries	—	—	289	—
Reorganization and other costs	130	(2)	65	248
Loss on debt modification	693	—	693	278
Legal settlement and insurance recoveries, net	—	—	(994)	1,030
Acquisition-related expense, net	1	246	64	1,068
Income from operations before special items (non-GAAP)	$9,938	$9,480	$14,108	$18,488

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash provided by (used in):
Operating activities	$2,722	$4,343	$10,531	$22,469
Investing activities	(2,378)	(5,176)	(8,877)	(15,494)
Financing activities	303	4,104	(4,753)	(8,866)
Effect of exchange rate changes on cash	(1,172)	(616)	(2,927)	(1,272)
Net change in cash and cash equivalents	$(525)	$2,655	$(6,026)	$(3,163)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net cash provided by operating activities (GAAP)	$2,722	$4,343	$10,531	$22,469
Less:
Purchases of property, plant and equipment	(2,358)	(4,942)	(9,050)	(15,130)
Purchases of intangible assets	(181)	(269)	(580)	(887)
Free cash flow (non-GAAP)	$183	$(868)	$901	$6,452

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	September 30, 2022	December 31, 2021

Current portion of long-term debt	$7,365	$20,162
Long-term debt, net of current portion	193,847	182,403
Total Gross Debt (GAAP)	201,212	202,565
Less: Cash and cash equivalents	(18,084)	(24,110)
Total Net Debt (non-GAAP)	$183,128	$178,455

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net Income (GAAP)	$4,394	$3,397	$3,707	$3,983
Less: Net income attributable to non-controlling interests, net of taxes	21	17	54	28
Net Income attributable to Mistras Group, Inc.	$4,373	$3,380	$3,653	$3,955
Interest expense	2,735	2,326	6,790	8,694
Provision for income taxes	1,985	3,513	3,494	3,187
Depreciation and amortization	8,197	8,508	25,132	25,705
Share-based compensation expense	1,396	1,452	4,166	3,916
Acquisition-related expense	1	246	63	1,068
Reorganization and other related costs (benefit), net	130	(2)	65	248
Legal settlement and insurance recoveries, net	—	—	(994)	1,030
Loss on debt modification	693	—	693	278
Bad debt provision for troubled customers, net of recoveries	—	—	289	—
Foreign exchange (gain) loss	(928)	(587)	(924)	366
Adjusted EBITDA (non-GAAP)	$18,582	$18,836	$42,427	$48,447

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income attributable to Mistras Group, Inc. (GAAP)	$4,373	$3,380	$3,653	$3,955
Special items	824	244	117	2,624
Tax impact on special items	(188)	(59)	(8)	(616)
Special items, net of tax	$636	$185	$109	$2,008
Net income attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$5,009	$3,565	$3,762	$5,963

Diluted EPS (GAAP)	$0.14	$0.11	$0.12	$0.13
Special items, net of tax	0.02	0.01	—	0.07
Diluted EPS Excluding Special Items (non-GAAP)	$0.16	$0.12	$0.12	$0.20